As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-147173

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)

Louisiana	72-1212563
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11490 Westheimer, Suite 400

Houston, Texas 77077

(Address of Principal Executive Offices)

GLOBAL INDUSTRIES, LTD. 2005 STOCK INCENTIVE PLAN

GLOBAL INDUSTRIES, LTD. 1998 EQUITY INCENTIVE PLAN

(Full Titles of the Plans)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

John Freeman Secretary Global Industries, Ltd. 11490 Westheimer, Suite 400 Houston, Texas 77077 (281) 529-7979	William H. Aaronson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Global Industries, Ltd. (“Global Industries”) on Form S-8 (File No. 333-147173) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 6, 2007 (the “Registration Statement”), which registered 8,834,200 shares of Global Industries common stock, par value $0.01 per share (“Common Stock”), under the Global Industries, Ltd. 2005 Stock Incentive Plan and the Global Industries, Ltd. 1998 Equity Incentive Plan.

On December 1, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 11, 2011 among Global Industries, Technip S.A., a société anonyme organized under the laws of France (“Technip”), and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip (“Merger Subsidiary”), Merger Subsidiary merged with and into Global Industries (the “Merger”), with Global Industries continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Technip. In connection with the Merger, each outstanding share of Common Stock, other than Common Stock held by Global Industries as treasury stock or owned by Technip, Merger Subsidiary or any of their affiliates and other than Common Stock with respect to which dissenters’ rights were properly exercised, was converted pursuant to the Merger Agreement into the right to receive $8.00 in cash, without interest.

As a result of the Merger, Global Industries has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Global Industries hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Global Industries in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 5th day of December, 2011.

GLOBAL INDUSTRIES, LTD.

By:	/s/ David Dickson
Name: David Dickson Title: Chief Executive Officer

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated and on the 5th day of December, 2011.

Signature	Title

/s/ David Dickson David Dickson	Chief Executive Officer and Director (Principal Executive Officer and Director)

/s/ Deanna Goodwin Deanna Goodwin	Chief Financial Officer and Director (Principal Financial Officer and Director)